EXHIBIT 99

                      [NITTANY FINANCIAL CORP. LETTERHEAD]



FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
---------------------               --------------------------------
October 26, 2000                    David Z. Richards, Jr., President
                                    (814) 234-7320


              NITTANY FINANCIAL CORP. ANNOUNCES 10% STOCK DIVIDEND

         State  College,  Pennsylvania  -- Nittany  Financial  Corp.  (OTC Stock
Symbol: NTNY), parent holding company of Nittany Bank and Nittany Asset Management, Inc., State College, Pennsylvania, announced that the Company's Board of Directors has declared a 10% stock dividend. The Company intends to effect the issuance of the 10% stock dividend on the Company's outstanding common stock, payable on January 1, 2001, to stockholders of record as of December 1, 2000.

     Samuel J. Malizia, Chairman of the Board of the Company, stated that "the Board of Directors is very pleased to issue the stock dividend to enhance stockholder value and to increase the liquidity of the stock to potentially make the stock more attractive to investors." President and CEO of the Company, David
Z. Richards, Jr., stated that "the Company's continued growth and profitability allowed the issuance of a stock dividend and the Board of Directors intends to consider periodic payments of additional stock dividends as the Company's financial performance warrants. As a result of the Board's action, the outstanding shares of the Company's common stock will increase by approximately 780,313 shares. The Company currently has total assets of approximately $60 million in its second year of operations."

         Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College and offers a wide variety of consumer and commercial lending and deposit services, and personal banking services from its three full service offices located at 116 East College Avenue, 1276 North Atherton and 129 Rolling Ridge Drive (Hills Plaza), State College, Pennsylvania. Deposits at Nittany Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Nittany Asset Management, Inc. offers alternative investment products and investment management services to customers. The Company's common stock is traded in the OTC Electronic Bulletin Board under the symbol "NTNY".